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S&P Global Announces Departure of Chief Financial Officer Ewout Steenbergen

New York, December 7, 2023 – S&P Global (NYSE: SPGI) today announced that Ewout Steenbergen, Executive Vice President and Chief Financial Officer (CFO), has decided to leave the Company to pursue another professional opportunity, which will be shared next week. Steenbergen, who assumed the role of CFO in November 2016, will remain until March 2024 to ensure continuity and a successful transition.

“For the past seven years, Ewout has made invaluable contributions to the financial management, strategic direction and overall growth of S&P Global,” said Douglas L. Peterson, President and Chief Executive Officer. “Ewout has helped to position us well for sustainable growth, and I wish him success in his next professional endeavour.”

“I am incredibly proud of the accomplishments we recorded during my time at S&P Global and serving as CFO has been one of the most significant highlights of my career,” said Steenbergen. “I have full confidence in the future of the company.”

Steenbergen played an instrumental role in acquiring Kensho, S&P Global’s artificial intelligence and innovation hub. He was a core member of the S&P Global leadership team that completed the company’s historic merger with IHS Market in 2022, and served as President of the Engineering Solutions division prior to the company’s divestiture in May 2023.

Steenbergen also drove the introduction of new performance metrics, including the climate-adjusted earnings per share and S&P Global’s vitality index, a measure of the percentage of revenues derived from new or enhanced products. Under his leadership, S&P Global’s investor relations program has consistently received recognition from investors and analysts alike.
S&P Global has begun the process of evaluating both internal and external CFO candidates.

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About S&P Global
S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through ESG and energy transition across supply chains, we unlock new opportunities, solve challenges, and accelerate progress for the world.

We are widely sought after by many of the world's leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world's leading organizations plan for tomorrow, today. For more information, visit www.spglobal.com.

Investor Relations:
Mark Grant
Tel: +1 347 640 1521
mark.grant@spglobal.com

Media:
Ola Fadahunsi
Tel: +1 212 438 2296
ola.fadahunsi@spglobal.com

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